Exhibit 10.9

* Portions of paragraphs 1.4, 1.5, 1.8, 5.1, 5.2, 5.3, 5.5, 8.1, 8.4, 19 and Schedule A of this agreement have been omitted pursuant to a request for confidential treatment and have been filed separately with the U.S. Securities and Exchange Commission.

SECOND AMENDED AND RESTATED LICENSE AGREEMENT

THIS SECOND AMENDED AND RESTATED LICENSE AGREEMENT (“Agreement”) is made this 18th day of September, 2008, by and between the Arizona Science & Technology Enterprises, LLC, an Arizona limited liability company d/b/a Arizona Technology Enterprises (“AzTE”) having its principal place of business at 1475 North Scottsdale Road, Suite 200, Scottsdale, Arizona 85257 and PetroAlgae, LLC, a Delaware limited liability company (“Licensee”), having its principal place of business at 1901 S. Harbor City Boulevard, Suite 300, Melbourne, Florida 32901. This Agreement shall be effective as of February 16, 2007 (the “Effective Date”).

RECITALS

A.	The Arizona Board of Regents for and on behalf of Arizona State University (“ASU”) is the owner of the Licensed Subject Matter (as defined below).

B.	AzTE is the exclusive intellectual property management company for ASU, and, as such. AzTE is the exclusive master licensee of all current and future Licensed Subject Matter (as defined herein) pursuant to a license agreement between ASU and AzTE dated November 1, 2003, with full power and authority to sublicense and otherwise grant rights to third parties in the Licensed Subject Matter.

C.	AzTE and Licensee entered into that certain License Agreement effective as of February 16, 2007 (“Original Agreement”) relating to Licensed Subject Matter (as defined below).

D.	AzTE and Licensee amended and restated the Original Agreement and entered into that certain Amended and Restated License Agreement, dated as of June 2, 2008 for effectiveness as of February 16, 2007 (“Amended Agreement”) relating to Licensed Subject Matter (as defined below).

E.	AzTE and Licensee desire to amend and restate the Amended Agreement.

F.	This Agreement and the grant of the license described herein are subject to the terms of the Bayh-Dole Act, 35 U.S.C. Sections 200-212.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereby agree to amend and restate the terms and conditions of the Amended Agreement as follows:

AGREEMENT

1.	DEFINITIONS

1.1 “Affiliate” shall mean any corporation or other business entity which controls, is controlled by or is under common control with Licensee. For purposes of this definition, “control” shall mean beneficial ownership (direct or indirect) of at least 50% of the outstanding stock or other voting rights entitled to elect directors (or in the case of an entity that is not a corporation the election or appointment of the corresponding managing authority); provided, however, that in any country where the local law shall not permit foreign equity participation of at least 50%, then an “Affiliate” shall include any company in which the Licensee shall own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law and otherwise exercises control over the management of such company.

1.2 “Designee” shall mean an Affiliate, Sublicensee, co-promoting party, co-marketing party, or other entity, employed by or under contract with Licensee to sell a particular Licensed Product.

1.3 “Improvements” shall mean any and all improvements, alterations, variations, updates, design changes, modifications and enhancements to the inventions of the Licensed Patents that are developed under the Sponsored Research Agreement 06-116260, between Arizona State University and XL Tech Group, Inc. (“XL Tech”) dated July 10, 2006 (the “Sponsored Research Agreement”) by the Researchers and/or any ASU employees working in the Researchers’ ASU laboratories, or their respective contractors or agents, solely, or jointly with XL Tech or its employees, contractors, affiliates or agents.

1.4 “Licensed Field of Use” shall mean all fields of use for the following algal and cyanobacteria species: *and any other algal or cyanobacterial genus, species, or strain developed by the Researchers and/or any ASU employees working in the Researchers’ ASU laboratories under the Sponsored Research Agreement with funding from XL Tech (collectively, the “Licensed Species”).

1.5 “Licensed Patents” shall mean any and all of ASU’s rights in any patent filings claiming priority of invention from * and AzTE disclosure * including all patent applications appended in Schedule A, and any patents or patent applications claiming priority to the patent applications listed in Schedule A, including provisional, non-provisional, continuation, divisional, substitution, continuation-in-part, issued and reissued applications, filed in the United States, foreign jurisdictions, regional patent offices or organizations, and/or under international conventions and/or treaties including but not limited to the Paris Convention, the Patent Cooperation Treaty (PCT), and the International Union for the Protection of New Varieties of Plants (UPOV); provided, however, that Licensed Patents shall be limited to inventions made in whole or in part by or under the direction of Researchers comprising or using the Licensed Species and/or pursuant to the Sponsored Research Agreement with funding from XL Tech. Licensed Patents shall not include any patent filings, patent rights or other intellectual property based on or claiming priority of invention from (i) any research conducted solely by or under the direction of ASU faculty or researchers other than the Researchers. or (ii) any research conducted after the Effective Date, whether by the Researchers or anyone else, except pursuant to the Sponsored Research Agreement with funding from XL Tech.

1.6 “Licensed Products” shall mean any method, system, material, composition, item, compound, device or embodiment, product, or part thereof, which is part of the Licensed Subject Matter including, without limitation, any product, method, process or service (i) the discovery, development, manufacture, use, or sale of which is covered by any Licensed Patent (whether a claim of a patent application or issued patent), or (ii) that relies upon, embodies or utilizes the Licensed Subject Matter in its discovery, development, manufacture, use or sale. “Licensed Products” shall also include any services offered using any of the foregoing.

1.7 “Licensed Subject Matter” shall mean the Licensed Patents, Improvements, and Data (as defined below).

1.8 “Net Sales” means the total of the gross revenue billed by the Licensee, its Affiliates, Designees, or any Sublicensee, from the import, sale, license, use, distribution, leasing or other disposition or transfer of Licensed Products to Third Parties; provided that Net Sales shall not include (i) reasonable discounts actually allowed, customary in the trade for quantity purchases, cash payments, prompt payments, and to wholesalers and distributors (provided that, unless waived by Licensor in writing in advance, such reductions shall not exceed *% of the highest sale price charged to other customers), (ii) credits, rebates, or allowances, for damaged, rejected, or returned Licensed Products (excluding voluntary or involuntary recalls of Licensed Products) provided that such Licensed Product was sold not more than twelve (12) months prior to the date of such return, (iii) customary prepaid freight and insurance, and (iv) customs duties, sales taxes, or other governmental charges actually paid in connection with sales of Licensed Products (but excluding what are commonly known as income taxes). Any adjustment to Net Sales resulting from returns of Licensed Products sold shall only be applied as an adjustment to Net Sales in succeeding periods. If a Licensed Product is distributed or invoiced for a discounted price substantially lower than customary in the trade or distributed at no cost to Affiliates or otherwise, Net Sales shall be based on the customary amount billed for such Licensed Products.

1.9 “Researchers” shall mean Professors Qiang Hu and/or Milton Sommerfeld.

1.10 “Sublicensee” shall mean any person or entity that has a valid sublicense to any portion of the Licensed Subject Matter pursuant to a sublicense from Licensee after compliance with the provisions of Section 3 below.

1.11 “Territory” shall mean worldwide.

1.12 “Term” shall mean that period beginning on the Effective Date and expiring upon the expiration of the last surviving Licensed Patent or patent based on an Improvement hereunder.

1.13 “Third Party” shall mean a person or entity that is not an Affiliate, Sublicensee, or Designee of Licensee.

1.14 “Valid Claim” shall mean a claim of any pending, or issued and unexpired Licensed Patent which shall not have been permanently withdrawn, permanently canceled, or permanently disclaimed, nor held invalid by a court of competent jurisdiction in any unappealed or unappealable decision (after all such statutes of limitation for such appeal have run) in a country where a Licensed Product was made, used, sold, offered for sale, and/or imported by Licensee, its Affiliates, and/or its Sublicensees.

2.	GRANT

2.1 Subject to the terms and conditions of this Agreement, AzTE hereby grants to Licensee during the Term, (a) a royalty-bearing exclusive license under the Licensed Patents and Improvements, to develop, make, have made, use, offer for sale, sell, import and otherwise commercialize Licensed Products throughout the Territory solely in the Licensed Field of Use, and (b) a non-exclusive license to Data (as defined herein) that (i) is developed as of the Effective Date by the Researchers and/or any ASU employees working in the Researchers’ ASU laboratories, or their respective contractors or agents, solely, or jointly with XL Tech or its employees, contractors, affiliates or agents, or otherwise developed under the Sponsored Research Agreement, and (ii) is required to practice under the Licensed Subject Matter, provided that such use shall be solely limited to the practice of the Licensed Subject Matter pursuant to the terms of this Agreement. “Data” shall mean designs, schematics and test results, test protocols, procedures, and instructions that are not part of the Licensed Subject Matter but which are required to practice under the Licensed Subject Matter.

2.2 AzTE expressly reserves the right for itself and ASU to use the Licensed Subject Matter solely for noncommercial purposes such as for educational, teaching and research purposes. Further, AzTE and ASU shall have the right to make the Licensed Subject Matter available to other scientific institutions and researchers for non-commercial scientific and research purposes. For such uses outside of the United States, Europe or Japan, AzTE shall provide written notice of any confidential information that is planned to be used and give Licensee thirty (30) days to protect such materials prior to such use.

2.3 This Agreement and the grant of the license described herein are subject to the terms of the Bayh-Dole Act, 35 U.S.C. Sections 200-212.

2.4 Notwithstanding anything to the contrary in this Agreement (including Section 11 hereof), Licensee, Affiliates, Designees, and Sublicensees shall have no rights or licenses to intellectual property or technology developed, created, or invented solely by or under the direction of ASU faculty or researchers other than the Researchers, and hereby covenant not to assert or bring any claim, action or proceeding against arty party relating to such intellectual property or technology by virtue of this Agreement.

3.	AFFILIATES; SUBLICENSES

3.1 Affiliates shall be deemed to be licensees under this Agreement provided that such Affiliates first consent in writing to be bound by the applicable terms of this Agreement to the same extent as Licensee and such consent has been delivered to AzTE. AzTE’s written consent shall be required for Licensee or its Affiliates to issue sublicenses under this Agreement, which consent shall not be unreasonably withheld. Licensee shall provide AzTE with a copy of all documentation granting any such rights within 30 business days of the date such documentation is executed and delivered.

3.2 Upon termination of this Agreement for any reason other than the expiration of the Term, all existing sublicenses relating to the Licensed Subject Matter granted to Sublicensees shall be assigned to AzTE; provided, however, that AzTE’s obligations under such sublicense shall be consistent with and not exceed AzTE’s obligation to Licensee under this Agreement and provided that such sublicensee agrees in a writing sent to AzTE to assume all obligations of this Agreement for the benefit of AzTE, including the obligations to make all payments due under this Agreement and under the sublicense.

4.	EQUITY GRANT

4.1 As non-refundable fully earned consideration for AzTE entering into the Original Agreement and granting the license thereunder, in addition to any royalty payments or other consideration to AzTE, Licensee issued to AzTE a membership interest (the “Interest”) which represents five percent (5%) of the Licensee’s total outstanding equity and membership interests, on a fully diluted, fully converted basis upon the terms and conditions set forth in the Amended and Restated Limited Liability Company Agreement of Licensee.

5.	PAYMENTS AND ROYALTIES

5.1 Upon execution of this Agreement, Licensee shall pay AzTE $* (the “Initial Payment”) by wire transfer of immediately available funds. This Agreement shall not have legal effect until the Initial Payment is received by AzTE. Upon the first commercial sale of a Licensed Product by Licensee to a bona-fide Third Party, an Affiliate, a Designee, or any Sublicensee, Licensee shall pay AzTE $* by wire transfer of immediately available funds. For avoidance of doubt, “first commercial sale” shall not include the transfer of a “Licensed Product” without consideration in connection with the product development or co-product development of such Licensed Product.

5.2 In further consideration for the rights, privileges and licenses granted by AzTE hereunder, Licensee shall pay royalties as follows: Licensee shall pay *% of Net Sales.

5.3 Licensee shall pay to AzTE a royalty equal to *% of any revenue or other consideration not based on Net Sales received by Licensee or its Affiliates (e.g., license issue fees, stand-still fees, exclusivity fees, maintenance fees, sublicense fees, debt and/or equity securities or instruments, milestone payments, or upfront or lump sum payments, including any payments defined or characterized as pre-paid royalties, whether or not creditable) in consideration for rights with respect to the Licensed Subject Matter. In the event that Licensee takes exclusive action to enforce its rights against infringers pursuant to Section 11.3, proceeds received by Licensee as a result of any disposition of such enforcement action, whether by court order, settlement, appeal, or otherwise, net of out-of-pocket legal and litigation related expenses, shall be considered as revenues subject to this Section 5.3. In the event that Licensee and AzTE take joint action to enforce their rights against infringers pursuant to Section 11.3, proceeds received by Licensee as a result of such enforcement action shall not be considered as revenues subject to this Section 5.3. Funds received by Licensee that are solely for use in research and/or product development, including but not limited to funds received pursuant to research grants, sponsored research, and/or co-development agreements, to the extent that such funds cover reasonable out-of-pocket expenses for research or product development or human resources directly related to product development or research, shall not be classified as revenue and shall be excluded from this provision.

5.4 All payments will be paid to AzTE in U.S. dollars by check or wire transfer of immediately available funds, as directed by AzTE in writing. The remittance of royalties payable on sales outside the United States shall be payable to AzTE in United States Dollar equivalents at the rate of exchange of the currency of the country from which the royalties are payable, as quoted in The Wall Street Journal for the last business day of the reporting period for which the royalties are payable. If the transfer of, or the conversion into, or payment of, the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of AzTE or its nominee in any commercial bank or trust company of AzTE’s choice located in that country, prompt written notice of which shall be given by Licensee to AzTE.

5.5 The Licensee shall pay to AzTE a minimum annual royalty (the “Minimum Annual Royalty”), in the amounts and pursuant to the schedule set forth below, for each calendar year (“Minimum Royalty Year”) beginning on December 31, 2009. The Minimum Annual Royalty shall be credited against all amounts due under Sections 5.2 and 5.3 hereto in such calendar year to which the minimum payment relates. Furthermore, amounts paid by Licensee to AzTE under Sections 5.2 and 5.3 during any Minimum Royalty Year shall be credited against Minimum Annual Royalty payments otherwise due in such same Minimum Royalty Year (e.g. if Licensee determines that based upon Net Sales for the first calendar quarter of the Second Minimum Royalty Year that the Section 5.2 and 5.3 amounts due to AzTE are $*, then the quarterly Minimum Annual Royalty payment to AzTE on March 31, 2010 of $* shall be credited towards the royalty due and Licensee shall pay to AzTE within thirty (30) days of the end of such quarter per Section 5.7 below an additional $*, which amount shall be credited to eliminate the $* quarterly Minimum Annual Royalty payments otherwise due on June 30, 2010 and September 30, 2010 and shall reduce the $* quarterly Minimum Annual Royalty payment otherwise due on December 31. 2010, it being understood that additional payments to AzTE under Sections 5.2 and 5.3 during the relevant Minimum Royalty Year shall be applied to further reduce the quarterly Minimum Annual Royalty payment otherwise due on December 31, 2010. Licensee shall pay the aggregate Minimum Annual Royalty for each Minimum Royalty Year under this Agreement regardless of whether or not Licensee’s Net Sales for the relevant Minimum Royalty Year achieve an aggregate level sufficient to result in earned royalties equal to the aggregate Minimum Annual Royalty. The Minimum Annual Royalty amounts shall be as follows:

First Minimum Royalty Year (to be paid in its entirety on or prior to December 31, 2009)	$	*

Second Minimum Royalty Year ($* to be paid quarterly on the last day of each calendar quarter of 2010)	$	*

Each Minimum Royalty Year Thereafter ($* to be paid quarterly on the last day of each calendar quarter in 2011 and the last day of each calendar quarter of each calendar year thereafter)	$	*

AzTE shall be required to provide the Licensee with no less than thirty {30) days prior written notice (each, a “Payment Notice”) of the due date of each Minimum Annual Royalty payment (each a “Minimum Annual Royalty Payment Due Date”). No Payment Notice may be given more than sixty (60) days in advance of the relevant Minimum Annual Royalty Payment Date.

5.6 The Licensee shall be responsible for payment of all bank transfer charges, taxes, duties and other charges imposed by any taxing authority (other than AzTE’s income taxes) in connection with payments of royalties from Licensee to AzTE.

5.7 Amounts payable under Sections 5.2 and 5.3 hereof shall be paid, quarterly, in arrears, to AzTE within 30 days of the calendar quarter in which such royalties are incurred.

5.8 Amounts payable under Section 5.5 hereof shall be paid, quarterly, in arrears, to AzTE on the last day of each calendar quarter in which such royalties are incurred; provided that, the Minimum Annual Royalty for the First Minimum Royalty Year shall be due on December 31, 2009.

5.9 In the event that Licensee and AzTE do not agree regarding whether the sale of products or services is within the scope of any royalty or payment obligation herein, the following dispute resolution procedures shall apply: (1) Either party can raise a dispute as to a sale, a royalty, or other payment obligation by objecting to such sale, royalty, or payment obligation, in writing, to the other party. (2) Thereafter, the CEO of AzTE (or designee thereof) and the CEO of Licensee (or designee thereof) shall have 30 days in which to negotiate in good faith to resolve the dispute. (3) If these negotiations are insufficient to resolve the dispute, then AzTE and Licensee shall each select an arbitrator, and these arbitrators will jointly select a neutral third arbitrator who will then arbitrate the dispute. The results of such arbitration shall be final and binding on the parties. Any such arbitration proceeding shall be conducted in accordance with generally accepted arbitration rules; shall be held in the State of Arizona, unless otherwise agreed by the parties in writing; and judgment upon the arbitration award may be entered in any court having jurisdiction. Each party shall bear its own costs in any such arbitration.

5.10 Without AzTE’s prior written consent, neither Licensee nor its Affiliates shall solicit or accept any consideration for the sale of any Licensed Product (either directly or through any of its Designees) other than as will be accurately reflected in Net Sales, unless such consideration is received pursuant to a sublicense entered into in accordance with Article 3 of this Agreement. Furthermore, Licensee shall not enter into any transaction with any Affiliate, Designee, or Sublicensee that would circumvent its monetary or other obligations under this Agreement.

5.11 In the event that Licensee, Affiliates, Designees, or Sublicensees sell Licensed Product to a Third Party to whom it also sells other products or services, the price for Licensed Product shall not be established such that Net Sales or consideration covered by Section 5.3 is below fair market value with the intent of increasing market share or consideration for other products or services sold by License, Affiliates, Designees. or Sublicensees or for the purpose of reducing the amount of royalties and consideration covered by Section 5.3 payable to AzTE under this Agreement. If the sale of Licensed Product under such circumstances results in Net Sales or other consideration below the fair market value of Licensed Product, then the Net Sales or consideration covered by Section 5.3 shall be deemed to be the fair market value for purposes of calculating payments owed to AzTE under this Agreement. The Parties acknowledge that Licensee currently possesses and/or may pursue access to other intellectual property rights that are not covered by this Agreement. Sale of any product that is not a Licensed Product will not create any royalty obligation under this Agreement.

6.	PATENT EXPENSES AND PATENT PROSECUTION AND MAINTENANCE

6.1 Subject to the requirements, limitations and conditions set forth in this Agreement, Licensee shall direct through counsel mutually agreeable to the parties: (i) the preparation, filing, and prosecution of the United States and foreign patent applications within Licensed Subject Matter (including any interferences and foreign oppositions) and (ii) the maintenance and enforcement of the patents issuing therefrom; provided that AzTE must approve all such filings or prosecution in writing in advance of making any filings or taking such action (as applicable), provided, however, that AzTE shall not unreasonably withhold or delay such approval. AzTE shall he provided drafts of all such filings no later than 30 days prior to the proposed filing date. Licensee shall implement requests made by AzTE with regard to the preparation, filing, prosecution and/or maintenance of the patent applications and/or patents within Licensed Subject Matter. In the event any such request by AzTE requires Licensee to add additional claims which Licensee reasonably considers is not consistent with PetroAlgae’s business strategy, AzTE shall pay the cost of preparing and filing such claims, provided however that such claims shall not be considered within the License Grant of Section 2, or within the definition of Sections 12, 1.4, 1.5, and 1.6. Licensee agrees that it shall not surrender patentable subject matter or narrow claim scope so as to avoid overlap with other technologies of Licensee or its Affiliates. Licensee shall, at the request of AzTE, file, prosecute, and maintain patent applications and patents, as the case may be, in those foreign countries designated by AzTE. Licensee shall direct its counsel to provide AzTE copies of all relevant documentation so that AzTE may be informed and apprised of the continuing prosecution and other status of all Licensed Patents. All legal fees and out-of-

pocket expenses associated with all of the activities of Licensee described in this Section 6.1, except as noted herein, but including, without limitation, the prosecution and maintenance of all patents included in the Licensed Subject Matter, shall be paid by Licensee.

6.2 All Licensed Patents shall be held in the name of ASU.

6.3 Licensee shall have the continuing responsibility to notify AzTE if Licensee is not a small entity under the provisions of 15 USC Section 632 as applied in 35 USC Section 41(h).

6.4 Promptly after the Effective Date and from time to time during the Term of this Agreement, Licensee, and its Affiliates, shall disclose to AzTE all inventions, technical data, information, and materials relating to the Licensed Subject Matter that could reasonably be considered Improvements. Likewise, AzTE shall disclose to Licensee all ASU inventions, technical data, information, and materials relating to the Licensed Subject Matter that could reasonably be considered Improvements.

7.	CONFIDENTIALITY

7.1 Each party undertakes during the Term of this Agreement, and for a period of five (5) years following the termination of this Agreement, to hold in confidence and not to use or disclose to any other person or entity, or to use for any purpose other than pursuant to this Agreement, the Data, know-how or other confidential information or materials (the “Confidential Information”) received from the other party. Information which is communicated orally shall be considered Confidential Information if such information is confirmed in writing as being Confidential Information within a reasonable time after the initial disclosure. Licensee and AzTE shall require any Sublicensee to assume the same obligation in any sublicenses. The obligation under this Section 7.1 shall not apply to information which:

7.1.1 is known to the receiving party or any of its Sublicensees prior to its receipt by the receiving party, without violating any confidentiality obligation, and can be so proven by written records; or

7.1.2 is received at any time by the receiving party or its Sublicensees in good faith from another person or entity lawfully in possession of it and having the right to disclose the same, and earl be so proven by written records: or

7.1.3 is as of the date of receipt by the receiving party in the public domain or subsequently enters the public domain other than by reason of acts or omissions of the employees or agents of the receiving party or its Sublicensees which acts or omissions have not been consented to by the other party, and can be so proven by written records;

7.1.4 is independently developed by or on behalf of the receiving party without resort to the other party’s Confidential Information as can be shown by reasonable documentary evidence.

7.2 Notwithstanding the provisions of Section 7.1, Licensee may use the Confidential Information received from AzTE solely as necessary in connection with applying for and securing necessary governmental authorizations for the lawful marketing of Licensed Products in the Territory and for applying for and securing governmental grants pursuant to the terms hereof. AzTE and Licensee may also disclose Confidential Information to the extent required by applicable law, provided that the party required to make such disclosure cooperates with the other party’s efforts to limit such disclosure and notifies such other party upon receipt of any order or request for such disclosure

7.3 Notwithstanding the provisions of Section 7.1, each party reserves the right to publish (and teach) information of scientific importance, including any know-how; provided, however, that (i) the Data or know-how or the material part of it shall, prior to such publication, have been made the subject of a United States patent application, or (ii) the other party shall have given its prior written agreement, which shall not be unreasonably withheld, to the publication without filing a patent application. Each party shall furnish the other party with a copy of every relevant publication by the first party pursuant to this Article, prior to publication of the information. The other party receiving the intended publication shall have thirty (30) days from receipt of the intended publication to indicate to the party intending publication any reasonable revisions or deletions it deems necessary to protect its proprietary rights or to avoid publication of any information which may prejudice or jeopardize potential patent rights, and the party intending publication agrees to make revisions or deletions. Submission of the intended publication may be delayed for an additional forty-five (45) days following the initial thirty (30) day period for the purposes of preparing related patent applications if in the reasonable judgment of one of the parties these patent applications are considered necessary and disclosure would jeopardize potential protection.

8.	MILESTONES AND MARKETING OBLIGATIONS

8.1 Licensee, upon execution of this Agreement, shall use commercially reasonable efforts to proceed with the development, manufacture and sale of Licensed Products throughout the Territory, and shall use commercially reasonable efforts to market the same throughout the Territory. Notwithstanding the foregoing, AzTE shall have the right to terminate this Agreement, or at its option, to convert the exclusive license granted in Section 2.1(a) to a nonexclusive license in the event that Licensee or its Sublicensees has not derived (1) $* in revenue from the commercial sales of Licensed Products to bona fide third parties within 36 months of the Effective Date, and (2) $* in revenue from the commercial sales of Licensed Products to bona fide third parties within 48 months of the Effective Date.

8.2 Commercial exploitation of Licensed Subject Matter may be through direct sales of Licensed Products by Licensee and/or through sublicensing of the Licensed Subject Matter in certain fields of use. Based on current information, it is anticipated that the Licensed Subject Matter will have commercial application in the following markets (each a “Product Market”): (1) Biofuels (biodesiel and other fuels), (2) Food Ingredients or supplements, (3) Polymers/Plastics, and (4) Animal Feed/Fertilizer. If at any time Licensee during the term of this Agreement makes a final conclusion that Licensed

Subject Matter does not have any viable commercial application in any Product Market, Licensee will notify AzTE of such conclusion in writing and, if requested by AzTE, will transfer the applicable field of use back to AzTE at no cost to AzTE. If on or after the date which is sixty (60) months after the Effective Date, Licensee has not had a product sale in any vertical market where the Licensed Product would confer a quantitative advantage over existing competitors, ATZE will have the right to convert the exclusive license granted under Section 2.1(a) to a non-exclusive license for that vertical market.

8.3 Licensee shall use its commercially reasonable efforts to prepare and file or cause to be prepared and filed all necessary applications to obtain approval for Licensed Products in the name of Licensee or its Affiliates or Sublicensees from any necessary governmental authorities in the United States and in any other jurisdiction where Licensee, its Affiliates and Sublicensees intend to use or sell the Licensed Products. Licensee shall use its commercially reasonable efforts in the performance of any investigation, testing, and solicitation of government approvals pertaining to the use of the Licensed Subject Matter.

8.4 Licensee shall maintain an adequate capitalization to fully develop Licensed Products and exploit the Licensed Subject Matter throughout the Territory in all Fields of Use as contemplated hereunder. In furtherance of Licensees obligation to maintain adequate capitalization, Licensee shall obtain no less than $* in equity or debt financing to be used to fund Licensee’s operations according to the following schedule: $* to be received by the lst anniversary of the Effective Date, an additional $* to be received by the 2nd anniversary of the Effective Date, an additional $* to be received by the 3rd anniversary of the Effective Date, and an additional $* to be received by the 4th anniversary of the Effective Date (collectively, the “Capitalization Deadlines” and each, a “Capitalization Deadline”). AzTE shall be required to provide the Licensee with no less than thirty (30) days prior written notice (each, a “Capitalization Deadline Notice”) of each Capitalization Deadline. No Capitalization Deadline Notice may be given more than sixty (60) days in advance of the relevant Capitalization Deadline. The $* minimum funding obligation will terminate upon a Qualified IPO (as defined in the Limited Liability Company Agreement).

8.5 As of the Effective Date, Licensee capitalization structure consists of 20,000,000 Class A Units: 19,000,000 Class A Units held by XL TechGroup, Inc. and 1,000,000 Class A Units held by AzTE.

9.	REPORTS

9.1 Within 10 days of each semi-annual period after the Effective Date (June 30 and December 31), the Licensee shall submit to AzTE a progress report covering the Licensee’s activities related to the testing and development of all Licensed Products and the obtaining of any governmental approvals necessary for marketing. The progress reports submitted under this Section 9.1 shall include, but not be limited to, the following topics:

•	summary of work completed

•	key scientific discoveries

•	summary of work in progress

•	current schedule of anticipated events or milestones

•	market plans for introduction of Licensed Products, and

•	a summary of resources (dollar value) spent in the reporting period.

9.2 The information described in Section 9.1 shall be provided to AzTE in a form reasonably determined by AzTE from time-to-time.

9.3 The Licensee shall promptly provide a written report to AzTE specifying the date of first commercial sale or service offering of a Licensed Product in each country along with the sale price and description of the Licensed Product sold.

9.4 With each payment pursuant to Section 5 hereunder during the Term of this Agreement (including the last day of any such calendar quarter following the expiration date of this Agreement), Licensee shall provide AzTE with a report detailing: (i) all royalties and other revenue owed to AzTE hereunder with an itemization of the source of such revenue (e.g., whether due to sales, of products (including model numbers), and services received from Sublicensees, Designees, or other commercial partners, etc.), (ii) gross and Net Sales on all Licensed Products sold, (iii) an accounting of funds that are received by Licensee for use in research and/or product development and the amount of such funds used to cover reasonable out-of-pocket expenses for research, product development or human resources directly related to product development or research, and (iv) other information reasonably requested by AzTE. If no payment is due for any period, Licensee shall so report. The report must be signed by the CEO and CFO of Licensee.

9.5 Licensee shall keep, and it shall require its Sublicensees to keep, accurate records in sufficient detail as requested by AzTE from time-to-time, including reporting of sales and all appropriate deductions claimed, to enable the payments due under Section 5 to be determined. Upon the request of AzTE, Licensee and its Sublicensees shall permit an independent certified public accountant selected by AzTE to have access during regular business hours and upon reasonable notice to Licensee, to inspect and copy those records of Licensee and its Affiliates, Designees, and Sublicensees as may be necessary or desirable to verify the accuracy of the reports given pursuant to this Agreement. Should the audit reveal an underpayment discrepancy of 5% or more between the payment reported and the payment actually due to AzTE, Licensee shall pay all fees and expenses incurred in conducting the audit; otherwise AzTE shall pay the fees and expenses incurred in conducting the audit and inspection. Underpayment discrepancies shall be paid promptly by Licensee to AzTE and overpayment discrepancies shall be credited to Licensee’s account in connection with the next subsequent payment of royalties.

10.	WARRANTY AND INDEMNIFICATION

10.1 To its knowledge, AzTE has the right to grant the licenses hereunder. NEITHER AZTE, ASU, ARIZONA STATE UNIVERSITY, THE ARIZONA BOARD OF REGENTS, THE ASU FOUNDATION, THE STATE OF ARIZONA NOR ANY OF THEIR RESPECTIVE REGENTS, DIRECTORS, FELLOWS, OFFICERS, EMPLOYEES OR AGENTS (INDIVIDUALLY AND COLLECTIVELY “AZTE PARTY” AND “AZTE PARTIES”), MAKE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, REGARDING THE LICENSED SUBJECT MATTER OR THE USE THEREOF, AND ALL AZTE PARTIES SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY SUBJECT MATTER HEREUNDER OR USE THEREOF, AND NO AZTE PARTY ASSUMES ANY RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE, AFFILIATE, OR SUBLICENSEES OF LICENSED PRODUCTS. Licensee has not relied on any oral or written statements or any other materials provided by any AzTE Party (including, without limitation, any researchers or faculty members) in connection with this Agreement and that the decision to enter into this Agreement is based solely on Licensee’s independent due diligence.

10.2 No AzTE Party shall have any liability or obligation in respect of any infringement of any patent or other right of third parties due to Licensee’s, or its Affiliate’s or Sublicensee’s activities under the license granted. LICENSEE, AFFILIATES, DESIGNEES, AND SUBLICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OR DISPOSITION OF LICENSED PRODUCTS OR USE OF THE LICENSED SUBJECT MATTER. In no event shall any AzTE Party be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to Licensed Products regardless of the legal theory. The limitations on liability contained in this Article apply even though one or more AzTE Parties may have been advised of the possibility of such damage.

10.3 Licensee hereby agrees to indemnify, defend, save and hold each and all AzTE Parties harmless from and against any claims, demands, or actions asserted by any other person or entity alleging or seeking recovery or other relief for any liability, cost, fee, expense, loss, or damage arising or resulting from the use of Licensed Subject Matter or Licensed Products by Licensee, its customers or end-users, its Designees or their customers or end-users, or its Sublicensees or their customers or end-users, however the same may arise. Licensee shall not, and shall require that its Affiliates, Designees, and Sublicensees not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that, as to any AzTE Party, are inconsistent with any disclaimer or limitation included in this Section 10.

11.	OWNERSHIP AND PATENT ENFORCEMENT

11.1 ASU owns and shall own any and all right, title and interest in and to the Licensed Subject Matter regardless of whether developed prior to, or after the Effective Date. Furthermore, ASU shall be the sole and exclusive owner of any new intellectual property produced (regardless of whether produced before or after the date hereof) under the Sponsored Research Agreement including, without limitation, any improvement, modification, discovery, invention, process, know-how, work, or other enhancement which is a derivative of the Licensed Subject Matter (whether or not patentable) that is created, invented, or discovered by ASU or its sub-contractors or jointly developed by XL Tech, and ASU or Licensee and ASU, all of the foregoing being part of the Licensed Subject Matter. ASU, AzTE, and Licensee shall, and shall cause each of its employees and agents to, take all actions and to execute, acknowledge, and deliver all instruments or agreements reasonably requested by AzTE, and necessary for the perfection, maintenance, enforcement or defense of the rights of AzTE or ASU with respect to the Licensed Subject Matter.

11.2 Each party shall inform the other party promptly in writing of any alleged infringement by any other person or entity of the Licensed Patents or Licensed Products which comes to its attention and of any available evidence thereof.

11.3 Upon notice by either party of an alleged infringement under 11.2, either party can, subject to Section 11.7, require the reasonable cooperation of the other party to take all reasonable steps to enforce any relevant rights to the Licensed Subject Matter against infringers. If the parties jointly agree to enforce such rights against an alleged infringement, all costs and proceeds shall be shared equally. In the event that either party declines to participate equally in an enforcement action, the Enforcing Party may require, subject to Section 11.7, the Declining Party to provide any reasonable essential cooperation, at the Enforcing Party’s sole expense. In such an event, subject to the terms hereunder, the Enforcing Party shall enjoy any and all proceeds without any obligation of payment to the Declining Party. Notwithstanding the previous sentence, and for avoidance of doubt, if Licensee is the Enforcing Party in such an action, any proceeds received by Licensee with respect to the infringement shall be subject to royalties as set forth in Section 5.3.

11.4 If either party is not willing to take action against an infringer of the Licensed Subject Matter, such party (the “Declining Party”) shall, within a reasonable time, but not more than 60 days after receipt of notice of the alleged infringement, notify the other party (the “Enforcing Party”) that it will not take action against the infringer. The Declining Party shall permit, if legally necessary, the use of its name and shall execute any documents and do any acts as may be legally necessary for the purpose of taking such action. The Enforcing Party shall keep the Declining Party informed of the progress of the action, and the Declining Party shall be entitled to engage separate counsel at its own expense. Notwithstanding the foregoing, the Declining Party can join any action by the Enforcing Party at its own expense.

11.5 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Subject Matter in the Territory shall be brought against either party (the Responding Party), the Responding Party shall notify the other party in writing immediately upon receiving notice thereof, and the parties shall consult concerning the action to be taken. The other party, at its option, shall have the right within thirty (30) days after commencement of such action to join the action and share the expense thereof. In such event, the parties will confer prior to making any decision regarding settlement or other significant decisions regarding the suit or action and no such decision will be made without the consent of both parties, which consent will not be unreasonably withheld, conditioned or delayed.

11.6 Any infringement suit which either party may institute to enforce the Licensed Subject Matter pursuant to this Agreement, or in a suit for patent infringement which is brought by another person or entity against AzTE or Licensee, which either party or both parties are required or elect to defend, the other party hereto shall, at the reasonable request and the expense of the party initiating such suit (or if any such party is defending such suit at the expense of the Licensee), subject to Section 11.7, cooperate in all reasonable respects and, to the extent reasonably possible. have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

11.7 Nothing in this Article 11 shall require ASU or AzTE to breach any obligation of confidentiality, pre-existing at the time of any request by Licensee, owed to any other person or entity.

12.	COMMUNICATION

Any payment, notice, or other communication required or permitted to be made or given to either party pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to the party by mail, postage prepaid (followed up by fax on the same day), addressed to it at its address set forth or to such other address as it shall be designated by written notice to the other party as follows:

In the case of AzTE:

Arizona Technology Enterprises

Arizona State University-SkySong

Suite 200

1475 North Scottsdale Road

Scottsdale, AZ 85257-3538

Attn: Chief Executive Officer

In the case of Licensee:

PetroAlgae, LLC

1901 S. Harbor Boulevard

Suite 300

Melbourne, Florida 32901

Attn.: Chief Executive Officer

13.	ASSIGNMENTS

Except as set forth below and with respect to sublicenses granted in accordance with Section 3, this Agreement (or any rights, interests, or obligations set forth hereunder) shall not be assignable by either party (or transferred by operation of law) without the prior written consent of the other party, which will not be unreasonably conditioned, withheld, or delayed. Notwithstanding the foregoing, the parties agree that at any time, AzTE may assign its rights and obligations to a successor intellectual property management company or to ASU.

14.	PATENT MARKING

Licensee, Affiliates, Designees, and Sublicensees shall mark all packaging and documentation for Licensed Products, and when possible the Licensed Product itself, with permanent and legible designation of the number of applicable Licensed Patents in accordance with each country’s applicable patent laws.

15.	TERMINATION

15.1 Failure by Licensee to comply with any of the material terms contained in this Agreement or the Limited Liability Company Agreement shall entitle AzTE to give to Licensee written notice requiring it to cure the default. Other than in respect of a default by Licensee under Section 5.8 or 8.4 of this Agreement, if the default is not cured within forty-five (45) days after the receipt of the notice of a non-payment default, or fifteen (15) days after the receipt of the notice of a payment default, AzTE shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement or applicable law) to terminate this Agreement by giving notice to take effect immediately upon receipt by Licensee. The right of AzTE to terminate this Agreement shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default. In respect of a default by Licensee under Section 5.8 or 8.4 of this Agreement, AzTE shall be entitled (without prejudice to any of its other rights conferred on it by this Agreement or applicable law) to terminate this Agreement upon the later of (1) the date of such default or (ii) if written notice was not provided pursuant to Section 5.5 or 8.4 of the Agreement and the default is not cured within thirty (30) days following receipt by Licensee of written notice from AzTE of the applicable Capitalization Deadline and/or applicable Annual Minimum Royalty Payment Due Date that was subsequently breached by Licensee; such termination shall be effective immediately upon receipt of written notice of termination from AzTE to Licensee.

15.2 This Agreement shall automatically terminate if (i) either party shall voluntarily or involuntarily go into liquidation or bankruptcy, takes steps or prepare for such liquidation or bankruptcy, makes an assignment for the benefit of creditors, or have a receiver or a trustee appointed for its properties, unless such action is terminated or dismissed within 90 days of initiation thereof; (ii) either party is unable to pay its debts when due or ceases to continue material business operations, (iii) if Licensee otherwise unwinds or dissolves its business, or (iv) if Licensee voluntarily goes into bankruptcy or otherwise takes steps or prepares for such bankruptcy.

15.3 Licensee may terminate this Agreement with or without cause at any time and for any reason upon written notice to AzTE.

15.4 If not sooner terminated as provided or permitted herein or extended by mutual agreement in writing, this Agreement shall automatically terminate upon expiration of the Term.

15.5 Upon termination of this Agreement for whatever reason, Licensee shall immediately deliver or cause to be delivered to AzTE all copies of the Licensed Subject Matter and the Data in its possession and shall do whatever is necessary to provide AzTE, or AzTE’ s designee, full, unconditional, and unrestricted access to, and use of, all such data including any related master file. Upon termination of this Agreement (subject to Section 17.2), Licensee shall no longer have the right to use the foregoing materials.

16.	RIGHTS AND OBLIGATIONS FOLLOWING TERMINATION

16.1 Termination of this Agreement, by expiration or otherwise for any reason, shall not terminate (i) AzTE’s right to receive all payments and royalties due and accrued and unpaid on the Effective Date of the termination, and (ii) the rights and obligations set forth in Sections 10 and 17.

16.2 Following any termination of this Agreement, by expiration or otherwise (other than termination by AzTE pursuant to Section 16.1 hereof), Licensee and its Sublicensees, may sell for a twelve (12) month period after termination, in accordance with the terms of this Agreement. any Licensed Product which was in process of manufacture or finished on the Effective Date of the termination, but, with respect to these sales, Licensee shall continue to be bound by all of its obligations under this Agreement, including the obligation to render quarterly reports covering sales in accordance with the provision of Section 9 and the obligation to pay royalties at the rates set forth in Section 5.

17.	INSURANCE

Licensee agrees to maintain the following minimum insurance coverages during the term of this Agreement:

17.1 Commercial general liability insurance, with a broad form general liability endorsement, with contractual liability included, against claims for bodily injury, death or property damage in connection with its operations contemplated by this Agreement, to afford protection in the amount of not less than $1,000,000, combined single limit per occurrence, and general aggregate minimum limits of $2,000,000. If such coverage is on a “claims made” basis rather than an “occurrence” basis, Licensee shall continue coverage, whether by tail coverage or otherwise, for a period of not less than two years following expiration of this Agreement.

Licensee shall acquire worker’s compensation insurance and automobile liability coverage at levels consistent with applicable law and prudent business judgment.

17.2 The coverage will not be invalidated due to any act or omission on the part of any AzTE Party. Licensee will provide certificates of insurance showing required coverages to AzTE.

17.3 Licensee’s coverage obligation shall include, without limitation, the acts and omissions of Licensee and its directors, officers, employees and agents and:

17.3.1 The insurance policy must require the insurer to notify AzTE in writing at least thirty (30) days prior to any cancellation, alteration or nonrenewal.

17.3.2 If the Licensee fails to carry and maintain the required insurance or to deliver certificates of insurance, then Licensee will be in default under this Agreement.

17.3.3 Upon request by AzTE, the Licensee will provide AzTE with copies of all insurance policies and endorsements.

17.3.4 All insurance required hereby shall be effected under policies issued by responsible insurers authorized to do business within the State of Arizona. All insurers must posses a current A.M. Best, Inc. rating of a least A VII.

17.4 Licensee shall procure such other policies of insurance from time to time as is reasonably requested by AzTE (such as Directors’ & Officers’ Insurance, Products Liability Insurances, and Errors & Omissions Insurance).

17.5 With respect to the foregoing policies, all AzTE Parties, shall be named additional insureds under such liability policies.

18.	FORCE MAJEURE

A party shall not be liable for failure or delay upon fulfillment of all or part of this Agreement (other than for payments due hereunder to the other party), directly owing to acts of nature, Governmental orders or restriction, war, warlike condition, revolution, fire, or flood (each, a “Force Majeure Event”) during the duration of the Force Majeure Event. In no event, however, shall a Force Majeure Event excuse performance under Section 5.

19.	LATE PAYMENTS

In the event royalty payments, re-billings or other amounts are not received by AzTE when due, the Licensee shall pay to AzTE interest charges at a rate of *% per annum. Interest shall be compounded monthly and calculated from the date payment was clue until the date payment was actually received by AzTE.

20.	WAIVER

No waiver by either party to this Agreement of any breach or default of any of the covenants or agreements set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

21.	FAILURE TO PERFORM

If it becomes necessary for either party to undertake legal action against the other because of a failure of performance due under the terms of this Agreement, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

22.	GOVERNING LAWS

THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS AND WITHIN THE JURISDICTION OF THE STATE OF ARIZONA, without regard to conflicts of laws principles and each party hereby submits to the personal jurisdiction of the State or Federal courts within the State of Arizona, Maricopa County, for the purposes of any dispute between the parties.

23.	REPRESENTATIONS

Each party represents that the execution and delivery of this Agreement by such party, and the consummation by it of all transactions contemplated hereby, have been duly authorized by all requisite action on its part, and this Agreement constitutes the valid and legally binding obligation of such party, enforceable against it in accordance with its terms; and that, to the best knowledge of the signatories below, the execution, delivery and performance by such party will not violate the provisions of any law, rule, regulation or policy applicable to such party or conflict with or result in the breach or termination or constitute a default under any agreement or instrument to which such party is a party.

24.	FOREIGN GOVERNMENT APPROVAL OR REGISTRATION

If the law of any nation requires that this Agreement or any associated transaction be either approved or registered with any governmental agency, the Licensee shall assume all legal obligations and costs to do so.

25.	EXPORT CONTROL LAWS

The Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

26.	MISCELLANEOUS

26.1 No amendment or modification of this Agreement or the Limited Liability Company Agreement shall be valid or binding upon the parties unless made in writing and signed by each party. This Agreement and the Limited Liability Company Agreement embody the entire understanding of the parties and shall supersede all previous communications, representations, or undertakings, whether verbal or written, between the parties relating to its subject matter, including but not limited to, the letter agreement dated June 6, 2006 between the XL TechGroup and AzTE.

26.2 Licensee shall have no right to use the name or other designation of the Arizona Board of Regents, Arizona State University, or AzTE in connection with any sale or promotion of Licensed Products without the express written consent of the Arizona Board of Regents, Arizona State University, or AzTE respectively. Licensee shall be entitled to identify the source, but not the content, of the Licensed Subject Matter in a factual manner. Neither party shall issue a press release regarding the transaction contemplated hereunder without the prior review and consent of the other party.

26.3 If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired; provided that the essential benefits to the parties hereunder remain intact.

26.4 To the extent required by applicable United States laws, if at all, Licensee agrees that Licensed Products will be manufactured in the United States, or its territories, subject to such waivers as may be required, or obtained, if at all, from the United States Department of Health and Human Services, or its designee or such other authorized U.S. agency or instrumentality.

26.5 The headings of the sections are inserted for convenience of reference only, and are not intended to influence the interpretation of this Agreement.

26.6 Licensee acknowledges and agrees that ASU, Arizona State University, Arizona Board of Regents, the State of Arizona and Arizona State University Foundation are not parties to this Agreement, that none of them has any obligations under this Agreement and that Licensee has no rights against ASU, Arizona State University, Arizona Board of Regents, the State of Arizona and Arizona State University Foundation under this Agreement. To the best knowledge of AzTE, there are no provisions of this Agreement which are unenforceable by virtue of the foregoing restriction.

26.7 Licensee agrees that the employees, consultants, and agents of Licensee will not for any purpose be considered employees, consultants, or agents of any AzTE Party and that Licensee assumes full responsibility for the actions of such parties while performing services under and taking actions contemplated by this Agreement, and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding income taxes and social security), worker’s compensation and disability benefits. AzTE agrees that the employees, consultants, and agents of AzTE will not for any purpose be considered employees, consultants, or agents of Licensee and that AZTE assumes full responsibility for the actions of such parties while performing services under and taking actions contemplated by this Agreement, and shall be solely responsible for their supervision, daily direction and control, payment of salary (including withholding income taxes and social security), worker’s compensation and disability benefits.

26.8 The parties agree to comply with all applicable state and federal laws, rules, regulations and executive orders governing equal employment opportunity, immigration, nondiscrimination, including the Americans with Disabilities Act, and affirmative action. This Agreement is subject to all applicable Arizona Board of Regents (ABOR) policies, including all applicable “march-in” rights.

26.9 Nothing herein shall prohibit or limit either party’s right to injunctive relief in connection with this Agreement or any dispute arising in connection with the relationship contemplated hereby.

26.10 This Agreement may be executed in counterparts, and by facsimile or electronic transmission.

ARIZONA SCIENCE & TECHNOLOGY ENTERPRISES, LLC d/b/a ARIZONA TECHNOLOGY ENTERPRISES		PETROALGAE, LLC

By:	/s/ Charlie Lewis	By:	/s/ David Szostak
Name:	Charlie Lewis	Name:	David Szostak
Title:	Vice President of Venture Development	Title:	Chief Financial Officer

Schedule A: Licensed Patents

Title	Advanced Algal Photosynthesis-Driven Bioremediation Coupled with Renewable Biomass and Bioenergy Production (M6-123)

Serial No	MBHB Legal Ref	Species	File Date	Application Type	Notes
PCT/US07/68889 (WO2007/134294)	06-358-PCT	*	5/14/07	PCT	*
60/930,359	07-508	*	5/16/07	U.S. Provisional	*
60/930,380	07-509	*	5/16/07	U.S. Provisional	*
60/930,379	07-510	*	5/16/07	U.S. Provisional	*
60/930,381	07-511	*	5/16/07	U.S. Provisional	*
60/930,454	07-512	*	5/16/07	U.S. Provisional	*

Title: Photobioreactor and Uses Therefor (M6-032)

Serial No	MBHB Legal Ref	File Date	Application Type	Notes
PCT/US07/04351 (WO2007/098150)	06-084-PCT	2/20/07	PCT	*

Title: Novel * Species and Uses Therefor (M7-128)

Serial No	MBHB Legal Ref	Species	File Date	Application Type	Notes
PCT/US2007/15199	07-488-PCT	*	6/29/07	PCT